Exhibit (d)(1)(i)

FFI STrategies PORTFOLIO

AMENDMENT NO. 1 INVESTMENT ADVISORY AGREEMENT

This Amendment No. 1 to the Investment Advisory Agreement dated as of August 8, 2006 (the “Agreement”), between Third Avenue Variable Series Trust (the “Trust”), on behalf of its series, FFI Strategies Portfolio (formerly, Third Avenue Value Portfolio) (the “Fund”), and Third Avenue Management LLC (the “Adviser”) is made and entered into as of March 16, 2020.

WHEREAS, the Trust, on behalf of the Fund, and the Adviser have entered into the Agreement for the provision of investment advisory services to the Fund; and

WHEREAS, at the recommendation of the Adviser, the Board of Trustees of the Trust and the Fund’s shareholders have approved a sub-advisory agreement (the “Sub-Advisory Agreement”) among the Trust, on behalf the Fund, the Adviser and Cadence Capital Management LLC (the “Sub-Advisor”) for the provision of sub-advisory services to the Fund;

WHEREAS, the Trust and Adviser desire to amend the Agreement to clarify that the compensation payable to the Adviser shall be reduced by an amount equal to the sub-advisory fee paid by the Fund to the Sub-Adviser pursuant to Sub-Advisory Agreement;

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby amend the Agreement as follows:

Section 4.a. of the Agreement is hereby deleted in its entirety and replaced with the following:

a.       The Fund agrees to pay to the Adviser out of the Fund’s assets and the Adviser agrees to accept as full compensation for all services rendered by or through the Adviser a fee computed daily and payable monthly in arrears an amount equal to 1/12 of 0.90% of the Fund’s daily average net assets for such month; provided that such fee shall be reduced by an amount equal to the sub-advisory fee paid by the Fund pursuant to the Sub-Advisory Agreement among the Trust, on behalf of the Fund, the Adviser and Cadence Capital Management LLC dated March 16, 2020. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment No. 1 to the Agreement as of the date first above written.

THIRD AVENUE VARIABLE SERIES TRUST,
FOR THE FFI STRATEGIES PORTFOLIO

By:	/s/ Joel L. Weiss
Name:	Joel L. Weiss
Title:	President & CEO

THIRD AVENUE MANAGEMENT LLC

By:	/s/ Mark J Aaron
Name:	Mark J Aaron
Title:	Chief Operating Officer